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                                                               Exhibit 99.(a)(3)

The Notice of Change in Election Form From Accept to Reject is amended and restated to read as follows:

ATTACHMENT: NOTICE OF CHANGE IN ELECTION FORM FROM ACCEPT TO REJECT


            NOTICE OF CHANGE IN ELECTION FORM FROM ACCEPT TO REJECT

If you previously elected to accept eGain Communications Corporation's offer to exchange options (the "Offer"), and you would like to change your election and reject this offer, in whole or in part, you must complete this Notice, sign and return it to Janet Alexander, Stock Administrator, eGain Communications Corporation, 100 Rowland Way, Suite 305, Novato, California 94945 before 12:00 midnight, Pacific Time, on June 22, 2001, unless the Offer is extended. If you have questions, please contact Janet Alexander by email at STOCK@eGAIN.COM.
                                                           ---------------

To eGain Communications Corporation:

     I previously received a copy of the Offer to Exchange (dated May 24, 2001), cover letter and Summary Term Sheet and an Election Form. I signed and returned the Election Form, in which I elected to accept eGain Communications Corporation's Offer. I now wish to change that election and reject your offer with respect to the options listed below. I understand that by signing this Notice and delivering it to Janet Alexander, Stock Administrator, eGain Communications Corporation, 100 Rowland Way, Suite 305, Novato, California 94945 before 12:00 midnight, Pacific Time, on June 22, 2001, I will be able to withdraw my acceptance of the Offer and reject the Offer with respect to the options listed below instead. I have read and understand all of the terms and conditions of the Offer.

     I UNDERSTAND THAT IN ORDER TO REJECT THE OFFER, WITH RESPECT TO THE OPTIONS LISTED BELOW, I MUST SIGN AND DELIVER THIS NOTICE TO JANET ALEXANDER, STOCK ADMINISTRATOR, eGAIN COMMUNICATIONS CORPORATION, 100 ROWLAND WAY, SUITE 305, NOVATO, CALIFORNIA 94945 BEFORE 12:00 MIDNIGHT, PACIFIC TIME, ON JUNE 22, 2001, OR IF eGAIN EXTENDS THE DEADLINE TO EXCHANGE OPTIONS, BEFORE THE EXTENDED EXPIRATION OF THE OFFER.

     By rejecting the Offer with respect to the options listed below. I understand that I will not receive any new options and I will keep the eligible options listed below. These options will continue to be governed by the eGain Communications Corporation Amended and Restated 1998 Stock Option Plan, the eGain Communications Corporation 2000 Non-Management Stock Option Plan, the Social Science, Inc. 1997 Stock Option Plan, the Big Science Company 1999 Stock Incentive Plan, the Amended and Restated Inference Corporation 1993 Stock Option Plan, the Inference Corporation 1998 Non-Management Stock Option Plan, the Inference Corporation 1998 New Hire Stock Option Plan and the Inference Corporation Fourth Amended and Restated Incentive Stock Option Plan and Nonqualified Stock Option Plan, as the case may be, under which they were granted, and existing option agreements between eGain and me.

I hereby make the following election(s) with regard to my eligible option grants:

A.   WITHDRAWAL OF ACCEPTANCE OF OFFER

[_] I hereby withdraw my previous election to cancel ALL of my eligible outstanding options.

B.   PARTIAL WITHDRAWAL OF ACCEPTANCE OF OFFER

[_] I hereby withdraw my previous election to cancel the following eligible outstanding options. (PLEASE LIST ONLY THOSE OPTIONS THAT YOU WANT TO WITHDRAW):

1.   Option Granted on ________________, ________.

2.   Option Granted on ________________, ________.

3.   Option Granted on ________________, ________.

4.   Option Granted on ________________, ________.

     I have completed and signed the following exactly as my name appears on my original Election Form.

     I do not accept the Offer with respect to the Options listed above.



     X_______________________________________
      Signature

     Date: __________________, 2001

     Name:___________________________________
                    (Please Print)